   As filed with the Securities and Exchange Commission on March 4, 1997
                                                      Registration No. 333-22199

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                          ____________________________

                               AMENDMENT NO. 1
                                      TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                          ____________________________

                          AMBASSADOR APARTMENTS, INC.
             (Exact name of registrant as specified in its charter)
                          ____________________________

          Maryland                                               36-3948161
(State or other jurisdiction of                               (I.R.S. Employer
incorporation or organization)                               Identification No.)

                        77 West Wacker Drive, Suite 4040
                            Chicago, Illinois  60601
                                 (312) 917-1600
              (Address, including zip code, and telephone number,
       including area code, of Registrant's principal executive offices)

                          ____________________________
        David M. Glickman
    Chairman of the Board and                                 Copies to:
     Chief Executive Officer                            Robert S. Osborne, P.C.
77 West Wacker Drive, Suite 4040                           Kirkland & Ellis
    Chicago, Illinois  60601                            200 East Randolph Drive
         (312) 917-1600                                Chicago, Illinois  60601

(Name, address, including zip code, and telephone
number, including area code, of agent for service)
                          ____________________________

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined by the Selling Stockholders in light of market conditions.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under Securities Act of 1993, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]



         The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

                 SUBJECT TO COMPLETION, PRELIMINARY PROSPECTUS

                             DATED MARCH 4, 1997

PROSPECTUS
                                 101,655 Shares
                          AMBASSADOR APARTMENTS, INC.
                                  Common Stock

  ***************************************************************************
  *                                                                         *
  *  Information contained herein is subject to completion or amendment.    *
  *  A registration statement relating to these securities has been filed   *
  *  with the Securities and Exchange Commission.  These securities may     *
  *  not be sold nor may offers to buy be accepted prior to the time the    *
  *  registration statement becomes effective.  This prospectus shall not   *
  *  constitute an offer to sell or the solicitation of an offer to buy     *
  *  nor shall there be any sale of these securities in any state in which  *
  *  such offer, solicitation or sale would be unlawful prior to            *
  *  registration or qualification under the securities laws of any such    *
  *  state.                                                                 *
  *                                                                         *
  ***************************************************************************


        This Prospectus relates to the offer and sale from time to time of up to 101,655 shares (the "Shares") of common stock, par value $.01 per share ("Common Stock"), of Ambassador Apartments, Inc. (the "Company") that may be issued by the Company to Richard F. Cavenaugh and LG Trust (the "Selling Stockholders") upon the exchange of up to 101,655 units of common limited partnership interest (the "Common Units") in Ambassador Apartments, L.P. (the "Operating Partnership"), of which the Company is the sole general partner and owns a controlling interest, if and to the extent that such Selling Stockholders tender such Common Units for exchange into shares of Common Stock. See "Selling Stockholders."

        The Shares will be sold from time to time by the Selling Stockholders in one or more ordinary brokerage transactions on the New York Stock Exchange ("NYSE") at market prices prevailing at the time of such sale (subject to customary or negotiated brokerage commissions) using Smith Barney Inc. or such other broker-dealer as may enter into arrangements with the Selling Stockholders. The Company will not receive any proceeds from the sale of the Shares. The Company is registering the Shares in connection with a Registration Rights Agreement, dated as of August 31, 1994, by and among the Company and certain holders of Common Units (the "Registration Rights Agreement"), pursuant to which the Company has agreed to indemnify the Selling Stockholders against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"), and to bear the expenses from the registration of the sale of the Shares other than any underwriters discounts or commissions, Securities and Exchange Commission and blue sky registration fees and transfer taxes relating to the sale of the Shares. The expenses so payable by the Company are estimated to be approximately $21,258. See "Plan of Distribution."


        The Common Stock is listed on the NYSE under the symbol "AAH." The last reported sale price of the Common Stock on the NYSE on February 28, 1997, was $24-1/4 per share. To ensure that the Company maintains its qualification as a real estate investment trust ("REIT"), the Charter of the Company provides that no person may acquire or own more than 9.9% (by number or value, whichever is more restrictive) of the aggregate of the outstanding shares of Common Stock and the outstanding shares of Excess Stock (as defined) into which shares of Common Stock have been converted or more than 9.9% (by value) of the aggregate of outstanding shares of the Company's capital stock ("Capital Stock"), subject to certain exceptions. See "The Company."

                         ____________________________

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES
                COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
                    OF THIS PROSPECTUS.  ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.
                          ____________________________


                 The date of this Prospectus is March__, 1997

                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports, proxy and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Electronic reports, proxy statements and other information filed through the Commission's Electronic Data Gathering, Analysis and Retrieval system are publicly available through the Commission's Web site (http://www.sec.gov). In addition, the Common Stock is listed on the NYSE, and similar information concerning the Company can be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, NY 10005.

         The Company has filed with the Commission a Registration Statement on Form S-3 (including all amendments thereto, the "Registration Statement') with respect to the securities offered hereby. As permitted by the rules and regulations, this Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement, including the exhibits and schedules thereto, which may be examined without charge at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20459, and copies of which may be obtained from the Commission upon the payment of prescribed fees.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by the Company with the Commission are incorporated herein by reference:

         (a) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995;

         (b) the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 1996;


         (c) the Company's Current Reports on Form 8-K dated May 29, 1996, August 16, 1996, December 18, 1996, February 21, 1997 and March 3, 1997;


         (d) all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the Company's fiscal year ended December 31, 1995; and

         (e) the description of the Common Stock contained in the Company's Registration Statement on Form 8-A filed on December 8, 1995, and any amendments or reports filed for the purpose of updating such description.

        All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the securities offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         A copy of any or all of the documents incorporated herein by reference (other than exhibits, unless such exhibits are specifically incorporated by reference in any such document) will be provided without charge to any person, including a beneficial owner, to whom a copy of this Prospectus is delivered, upon written or oral request. Requests for copies should be directed to Ambassador Apartments, Inc., 77 West Wacker Drive, Suite 4040, Chicago, Illinois 60601, Attention: Corporate Secretary (telephone: (312) 917-1600).


                                  THE COMPANY

        The Company was formed in Maryland on April 15, 1994 and is a self-administered and self-managed REIT engaged in the ownership and management of garden style apartment properties leased primarily to middle income tenants. As of December 31, 1996, the Company owned 49 apartment communities (the "Properties") with a total of 14,564 units located in Arizona, Colorado, Florida, Georgia, Illinois, Tennessee and Texas.

         Management believes its overall portfolio size, management operations and property concentrations in selected geographic markets provide economies of scale regarding operating expenses, advertising, marketing and insurance. Management also believes that a geographic distribution of properties in a number of strategically selected markets helps insulate the overall portfolio's economic returns from regional economic fluctuations. The Company will continue to focus on acquisitions in its principal markets which represent metropolitan areas in which the Company owns more than 700 apartment units ("Principal Markets"). The Company's Principal Markets currently include Phoenix and Tucson, Arizona; Orlando, Tampa and West Palm Beach, Florida; Atlanta, Georgia; Chicago, Illinois; Nashville, Tennessee; and Austin, Houston and San Antonio, Texas.

         The Company has elected to be taxed as a REIT for federal income tax purposes since 1994 and expects to continue to elect such status. Although the Company believes that it was organized and has operated in such a manner so as to qualify as a REIT, no assurance can be given that the Company has so qualified or will continue to qualify as a REIT. Qualification as a REIT involves the application of highly technical and complex provisions of the Internal Revenue Code of 1986, as amended (the "Code") for which there is only limited judicial or administrative interpretations. If the Company fails to qualify as a REIT in any taxable year, the Company would not be allowed a deduction for distributions to stockholders in computing taxable income, and such distributions would be subject to federal income tax at regular corporate rates. As a result, such a failure could adversely affect the Company's business, results of operations and financial condition, its ability to make distributions to its stockholders, and the market value and marketability of the Common Stock.

         The Company conducts substantially all of its activities through the Operating Partnership. The Company is the sole general partner of the Operating Partnership and as of February 28, 1997, owned 90.4% of the outstanding Common Units (90.5% if the Selling Stockholders exchange all of the Common Units owned by them for Common Stock) and 100% of the preferred units of partnership interest of the Operating Partnership. Fee title to each of the Properties is held in a property partnership in which the Operating Partnership or another direct or indirect subsidiary of the Company is a general partner.


         The Company believes that the Operating Partnership and each of the other partnerships in which the Company has a direct or indirect interest ("Subsidiary Partnerships") are properly treated as partnerships for federal income tax purposes. If the Operating Partnership or any Subsidiary Partnership were to fail to qualify as a partnership for federal income tax purposes, the Operating Partnership or the affected Subsidiary Partnership would be taxable as a corporation, and the Company could cease to qualify as a REIT for federal income tax purposes. In addition, the Subsidiary Partnerships that own property in Texas presently fall outside of the jurisdiction of the Texas franchise tax, which currently only applies to corporations and limited liability companies. If such a Subsidiary Partnership is determined to be taxable as a corporation or the Texas franchise tax law is amended to apply to partnerships, such Subsidiary Partnership would be subject to Texas franchise tax. The imposition of a corporate tax on the Operating Partnership or of a corporate tax or Texas franchise tax on any of the Subsidiary Partnerships could reduce substantially the amount of cash available for distribution to the Company. This reduction, and together with a loss of REIT status of the Company, if it occurs, would reduce substantially the amount of cash available to repay the Company's obligations or for distribution to the Company's stockholders and could adversely affect the Company's business, results of operations and financial condition, its ability to make distributions to its stockholders, and the market value and marketability of the Common Stock.

         For the Company to maintain its qualification as a REIT, among other requirements, not more than 50% in value of the outstanding Capital Stock may be owned, actually or constructively under the applicable attribution rules of the Code, by five or fewer individuals (including certain tax-exempt entities, other than, in general, qualified domestic pension funds) at any time during the last half of any taxable year of the Company other than the first taxable year for which the election to be taxed as a REIT has been made (the "five or fewer" requirement). The Company's Amended and Restated Articles of Incorporation, as amended (the "Charter"), contains certain restrictions on the ownership and transfer of Capital Stock, described below, which are intended to prevent concentration of stock ownership. These restrictions, however, may not ensure that the Company will be able to satisfy the "five or fewer" requirement in all cases. If the Company fails to satisfy such requirement, the Company's status as a REIT will terminate, and the Company will not be able to prevent such termination.

         The Charter provides that no person may acquire or own (either actually or constructively under the applicable attribution rules of the Code)
(i) more than 9.9% (by number or value, whichever is more restrictive) of the aggregate of the outstanding shares of Common Stock and the outstanding shares of Excess Stock (defined below) into which shares of Common Stock have been converted (see below) or (ii) more than 9.9% (by value) of the outstanding shares of Capital Stock (the "Ownership Limit"), subject to certain exceptions. In addition, the Charter provides that no holder may own or acquire (either actually or under the constructive ownership rules of the Code) shares of any class of Capital Stock if such ownership or acquisition (i) would cause more than 50% in value of the outstanding Capital Stock to be owned by five or fewer individuals or (ii) would otherwise result in the Company's failing to qualify as a REIT.

         The Charter provides that any attempted acquisition (actual or constructive) of shares by a person who, as a result of such acquisition, would violate one of the limitations described above will cause the shares purportedly transferred to be automatically converted into shares of a separate class of Capital Stock with no voting rights and no rights to distributions ("Excess Stock") or, under certain circumstances, the transfer resulting in such violation will be deemed void ab initio. In addition, the Charter provides that violations of the ownership limitations which are the result of certain other events (such as a purchase by the Company of shares of outstanding Common Stock or Preferred Stock of the Company) generally will result in an automatic repurchase by the Company of the shares the ownership of which violates such limits. The Board of Directors of the Company may waive the Ownership Limit with respect to a particular stockholder if it is satisfied, based upon the advice of tax counsel, that such ownership in excess of the Ownership Limit will not jeopardize the Company's status as a REIT.

         Limiting the ownership of more than 9.9% of the outstanding shares of Capital Stock may (i) discourage a change of control of the Company, (ii) deter tender offers for Capital Stock, which offers may be attractive to the Company's stockholders, or (iii) limit the opportunity for stockholders to receive a premium for their Capital Stock that might otherwise exist if an investor attempted to assemble a block of Capital Stock in excess of the Ownership Limit or to effect a change of control of the Company.

         The Company is required by the Code to request annual written statements from the record holders of designated percentages of its shares of Common Stock disclosing the actual owners of the shares of Common Stock. The Company must also maintain, within the Internal Revenue District in which it is required to file its federal income tax return, permanent records showing the information it has received as to the actual ownership of such shares of Common Stock and a list of those persons failing or refusing to comply with such request.

         The Company's principal executive offices are located at 77 West Wacker Drive, Suite 4040, Chicago, Illinois 60601, and its telephone number is
(312) 917-1600.


                              SELLING STOCKHOLDERS

         All of the Shares offered hereby will be sold for the account of the Selling Stockholders. The following table provides the name of each Selling Stockholder, the number of shares of Common Stock owned by each Selling Stockholder prior to the offering to which this Prospectus relates, the number of shares of Common Stock offered hereby by each Selling Stockholder, and the number of shares of Common Stock owned by each Selling Stockholder after the offering to which this Prospectus relates, in each case assuming that each Selling Stockholder exchanges all of his or its Common Units for shares of Common Stock and sells all of such shares of Common Stock pursuant to this Prospectus. Since the Selling Stockholders may sell all, some or none of their shares of Common Stock, no estimate can be made of the actual number of shares of Common Stock that will be offered hereby or that will be owned by each Selling Stockholder upon completion of the offering to which this Prospectus relates.

                                  Number of Shares of        Number of Shares of        Number of Shares of
                                   Common Stock Owned       Common Stock Offer by       Common Stock Owned
      Selling Stockholder        Prior to the Offering       Selling Stockholder        After the Offering
-----------------------------  -------------------------   -----------------------    ----------------------
 Richard F. Cavenaugh (1)                17,280                    17,280                        0

 LG Trust (2)                            84,375                    84,375                        0
----------------------

(1) Includes 17,280 shares of Common Stock issuable upon exchange of 17,280 Common Units owned by Mr. Cavenaugh, but excludes 84,375 shares of Common Stock issuable upon exchange of 84,375 Common Units owned by LG Trust. Mr. Cavenaugh is the trustee and a beneficiary of LG Trust and may beneficially own such shares of Common Stock.
(2) Includes 84,375 shares of Common Stock issuable upon exchange of 84,375 Common Units owned by LG Trust, but excludes 17,280 shares of Common Stock issuable upon exchange of 17,280 Common Units owned by Mr. Cavenaugh. Mr. Cavenaugh is the trustee and a beneficiary of LG Trust and may beneficially own such shares of Common Stock.

         Except as set forth below, none of the Selling Stockholders has any position, office or other material relationship with the Company or any of its affiliates (or had such position, office or material relationship within the past three years), or will own greater than one percent of the Common Stock after the offering to which this Prospectus relates (assuming that each Selling Stockholder exchanges all of his or its Common Units for Common Stock and sells all of such shares of Common Stock pursuant to this Prospectus).

         During the period from August 1994 until his resignation on December 20, 1996, Mr. Cavenaugh served as a director, President and Chief Operating Officer of the Company and was a director and officer of certain of its subsidiaries. Prior to August 1994, Mr. Cavenaugh served as Senior Vice President of the Multifamily Division of The Prime Group, Inc., an entity which contributed assets to the Company in connection with its formation. Mr. Cavenaugh received the 17,280 Common Units owned by him in consideration for the transfer of certain assets to the Operating Partnership in connection with its formation in 1994. The Operating Partnership had the right until August 1997 to dilute Mr. Cavenaugh's 17,280 Common Units in the event that the Company suffered a loss as a result of a breach of certain representations and warranties made in connection with the transfer of such assets. The Company released Mr. Cavenaugh from such indemnification obligations upon his resignation from the Company in December 1996. In addition, Mr. Cavenaugh has the right to receive up to an additional 9,000 Common Units in connection with the transfer of certain assets to the Operating Partnership in connection with its formation if certain performance criteria are met for the 12- month period ending September 30, 1997.

         The 84,375 Common Units owned by LG Trust were purchased with the proceeds of a $1.35 million loan to Mr. Cavenaugh and LG Trust from the Operating Partnership. The loan is secured by a pledge of the 84,375 Common Units owned by LG Trust and the proceeds therefrom, including any Common Stock received upon exchange of such Common Units. Interest on the loan accrues at a rate of 0.5% per annum above the prime rate announced, from time to time, by the First National Bank of Chicago, and interest and principal are payable prior to maturity to the extent of any distributions paid by the Operating Partnership in respect of such pledged Common Units. The loan matures on the earlier to occur of (i) August 31, 2001 and (ii) the first anniversary of the termination of Mr. Cavenaugh's employment with the Company for any reason. Mr. Cavenaugh and LG Trust intend to use a portion of the net proceeds from the sale by LG Trust of the Common Stock offered hereby to repay such loan. As of December 31, 1996, the amount outstanding under the loan was $1.32 million and the interest rate was 8.75% per annum.

         The Selling Stockholders and the Company are parties to an Exchange Rights Agreement, dated as of August 31, 1994, pursuant to which, subject to certain conditions, each Common Unit held by such Selling Stockholder may be exchanged for one share of Common Stock (subject to adjustment) or, at the option of the Company, cash equal to the fair market value of a share of Common Stock on the date the Selling Stockholder notifies the Company of its intent to exchange the Common Units. On December 20, 1996, the Selling Stockholders notified the Company of their intent to exchange their Common Units, and the Company elected not to exchange such Common Units for cash. The exchange of the Common Units is expect to occur shortly after the date of effectiveness of the Registration Statement to which this Prospectus relates.

         The Registration Rights Agreement grants to each of the Selling Stockholders certain registration rights. Pursuant to the provisions of the Registration Rights Agreement, the Company has agreed to indemnify the Selling Stockholders against certain civil liabilities, including liabilities under the Securities Act, and to bear the expenses arising from the exercise of such rights, except that the Company is not obligated to pay any underwriting discounts or commissions, Commission and blue sky registration fees and transfer taxes relating to the sale of the Shares.


                              PLAN OF DISTRIBUTION

         The Shares will be sold from time to time by the Selling Stockholders in one or more ordinary brokerage transactions on the NYSE at market prices prevailing at the time of such sale (subject to customary or negotiated brokerage commissions) using Smith Barney Inc. or such other broker-dealer as may enter into arrangements with the Selling Stockholders. The Selling Stockholders will pay any such brokerage commissions applicable to such transactions. The Company will not receive any proceeds from the sale of the Shares offered hereby.

         The Company is registering the Shares in connection with the Registration Rights Agreement pursuant to which the Company has agreed to indemnify the Selling Stockholders against certain civil liabilities, including liabilities under the Securities Act, and to bear the expenses arising from the registration of the Shares other than any underwriters discounts or commissions, Commission and blue sky registration fees and transfer taxes relating to the sale of the Shares. The expenses so payable by the Company are estimated to be approximately $21,258.


                                 LEGAL MATTERS

         The validity of the Shares offered hereby will be passed upon for the Company by Ballard Spahr Andrews & Ingersoll, Baltimore, Maryland.

                                    EXPERTS


         The consolidated financial statements of Ambassador Apartments, Inc. (formerly Prime Residential, Inc.) appearing in the Company's Annual Report (Form 10-K) for the year ended December 31, 1995, the statements of revenue and certain expenses of Sun Lake Apartments and Haverhill Commons Apartments for the year ended December 31, 1995, included in the Ambassador Apartments, Inc. Current Report on Form 8-K dated February 21, 1997, and the statement of revenue and certain expenses of Crossings of Bellevue Apartments for the year ended December 31, 1995, included in the Ambassador Apartments, Inc. Current Report on Form 8-K dated March 3, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.


         The financial statements of Arbors and Ocean Oaks Real Estate Limited Partnership as of December 31, 1995 and 1994 and for the year ended December 31, 1995 and the period from inception (March 28, 1994) through December 31, 1994, included in the Ambassador Apartments, Inc. Current Report on Form 8-K dated February 21, 1997, have been audited by Coopers & Lybrand L.L.P., independent accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                 ===================================================





                          No dealer, salesperson or other individual
                 has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus in connection with the offer made by this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any agent, dealer or underwriter. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in the affairs of the Company since the date hereof.
                 This Prospectus does not constitute an offer or solicitation by anyone in any state in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.




                                 ___________________





                                  TABLE OF CONTENTS
                                                                Page
                                                                ----
                 AVAILABLE INFORMATION . . . . .                   2
                 INCORPORATION OF CERTAIN
                     DOCUMENTS BY REFERENCE  . .                   2
                 THE COMPANY . . . . . . . . . .                   3
                 SELLING STOCKHOLDERS . . . . . . . . .            5
                 PLAN OF DISTRIBUTION  . . . . .                   7
                 LEGAL MATTERS . . . . . . . . .                   7
                 EXPERTS . . . . . . . . . . . .                   8

                 ===================================================



                 ===================================================





                                 101,655 SHARES





                             AMBASSADOR APARTMENTS,
                                      INC.





                                  COMMON STOCK





             ___________________________________________________

                                  PROSPECTUS
             ___________________________________________________







             ===================================================

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.      OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the various expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions. All such expenses will be paid by the Company other than the Securities and Exchange Commission registration fee.

                 Securities and Exchange Commission registration fee  . . . . . . . . . . $    742
                 Accounting fees and expenses . . . . . . . . . . . . . . . . . . . . . .    8,000
                 Legal fees and expenses  . . . . . . . . . . . . . . . . . . . . . . . .   10,000
                 Blue sky fees and expenses . . . . . . . . . . . . . . . . . . . . . . .    1,500
                 Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1,758
                                                                                          --------

                          Total     . . . . . . . . . . . . . . . . . . . . . . . . . . . $ 22,000
                                                                                          ========


ITEM 15.     INDEMNIFICATION OF DIRECTORS AND OFFICERS

                 The Charter and the Company's bylaws authorize the Company to indemnify its present and former directors and officers and to pay or reimburse expenses for such individuals in advance of the final disposition of a proceeding to the maximum extent permitted from time to time under Maryland law. The Maryland General Corporation Law ("MGCL") provides that indemnification of a person who is a party, or threatened to be made a party, to legal proceedings by reason of the fact such a person is or was a director, officer, employee or agent of a corporation, or is or was serving as a director, officer, employee or agent of a corporation or other firm at the request of a corporation, against expenses, judgments, fines and amounts paid in settlement, is mandatory in certain circumstances and permissive in others, subject to authorization by the board of directors, so long as a person seeking indemnification acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, did not act with active and deliberate dishonesty or receive an improper personal benefit in money, property or services and, with respect to criminal proceedings, had no reason to believe that his or her conduct was unlawful.

                 The Company's officers and directors are also indemnified pursuant to the Amended and Restated Agreement of Limited Partnership of Ambassador Apartments, L.P., as amended, the 1994 Stock Incentive Plan for Officers, Directors, Key Employees of Ambassador Apartments, Inc., Ambassador Apartments, L.P. and Subsidiaries and their respective indemnification and employment agreements.

                The Charter provides that, to the fullest extent permitted by Maryland law, a director or officer of the Company shall not be personally liable to the Company or its stockholders for money damages. The MGCL provides that a corporation formed in Maryland may include in its charter a provision eliminating or limiting the liability of its directors and officers to the corporation or its stockholders for money damages except for (i) active and deliberate dishonesty established by a final judgment or (ii) actual receipt of an improper benefit or profit in money, property or services.

                 The Company purchased an insurance policy which purports to insure the officers and directors of the Company against certain liabilities incurred by them in the discharge of their functions as such officers and directors except for liabilities resulting from any deliberately dishonest or fraudulent act or omission, or any criminal or malicious act or omission, or any willful violation of law or based upon or attributable to their gaining in fact any personal profit or advantage to which they are not legally entitled.

                 Insofar as indemnification by the Company for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 16.         EXHIBITS.

EXHIBIT
NUMBER                      DESCRIPTION OF EXHIBIT
------                      ----------------------

  4.1 Amended and Restated Articles of Incorporation of the Company, as amended, incorporated by reference to Exhibit 3.4 to the Company's Current Report on Form 8-K dated May 29, 1996.

  4.2 Articles Supplementary, incorporated by reference to Exhibit 3.5 to the Company's Current Report on Form 8-K dated August 16, 1996.

  4.3 Amended and Restated Bylaws of the Company, incorporated by reference to Exhibit 3.2 to the Company's Registration Statement on Form
         S-11, as amended (Reg. No. 33-77972).


  4.4*   Specimen Common Stock Certificate.

  5.1* Opinion of Ballard Spahr Andrews & Ingersoll as to the validity of the Shares.

 23.1    Consent of Ernst & Young LLP.

 23.2    Consent of Coopers & Lybrand L.L.P.

 23.3*   Consent of Ballard Spahr Andrews & Ingersoll (included in Exhibit 5.1).

 24.1*   Power of Attorney.

-------------------
* Previously filed.



ITEM 17.         UNDERTAKINGS.

(a)      The undersigned Registrant hereby undertakes:

                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
         Statement:

                           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, unless the information required to be included in such post-effective amendment is contained in a periodic report filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 and incorporated herein by reference;

                          (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement, unless the information required to be included in such post-effective amendment is contained in a periodic report filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 and incorporated herein by reference;

                         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                 (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No.1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on March 4, 1997.


                                AMBASSADOR APARTMENTS, INC.



                                By:             /s/ David M. Glickman
                                     ------------------------------------------
                                       David M. Glickman
                                       Chairman of the Board and
                                       Chief Executive Officer





         Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed on March 4, 1997, by the following persons in the capacities indicated.


SIGNATURE                                          CAPACITY



  /s/ David M. Glickman                            Chairman of the Board and
--------------------------                         Chief Executive Officer
David M. Glickman



  /s/ Adam D. Peterson                             Executive Vice President and
--------------------------                         Chief Financial and
Adam D. Peterson                                   Accounting Officer




  /s/ Norman R. Bobins *                            Director
--------------------------
Norman R. Bobins



  /s/ David B. Heller *                            Director

--------------------------
David B. Heller


  /s/ Matthew W. Kaplan *                          Director

--------------------------
Matthew W. Kaplan



  /s/ Richard F. Levy *                            Director

--------------------------
Richard F. Levy



  /s/ Jane R. Patterson *                          Director

--------------------------
Jane R. Patterson



  /s/ Michael W. Reschke *                         Director

--------------------------
Michael W. Reschke


*BY: /s/ David M. Glickman
     ---------------------
     Attorney-in-fact

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                      DESCRIPTION OF EXHIBIT
------                      ----------------------
    4.1 Amended and Restated Articles of Incorporation of the Company, as amended, incorporated by reference to Exhibit 3.4 to the Company's Current Report on Form 8-K dated May 29, 1996.

    4.2 Articles Supplementary, incorporated by reference to Exhibit 3.5 to the Company's Current Report on Form 8-K dated August 16, 1996.

    4.3 Amended and Restated Bylaws of the Company, incorporated by reference to Exhibit 3.2 to the Company's Registration Statement on Form S-11, as amended (Reg. No. 33-77972).


    4.4*   Specimen Common Stock Certificate.

    5.1*   Opinion of Ballard Spahr Andrews & Ingersoll as to the validity of the Shares.

   23.1    Consent of Ernst & Young LLP.

   23.2    Consent of Coopers & Lybrand L.L.P.


   23.3*   Consent of Ballard Spahr Andrews & Ingersoll (included in Exhibit
           5.1).

   24.1*   Power of Attorney
---------------
*Previously filed.